UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 15, 2017

CARBON NATURAL GAS COMPANY
(Exact name of registrant as specified in charter)

Delaware	000-02040	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 1170, Denver, Colorado	80290
(Address of principal executive offices)	(Zip code)

(720) 407-7043
(Registrant's telephone number including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 15, 2017, Carbon Natural Gas Company, a Delaware corporation (“Carbon” or the “Company”), entered into an Amended and Restated Limited Liability Company Agreement (“LLC Agreement”) of Carbon California Company, LLC, a Delaware limited liability company (“Carbon California LLC”) established by the Company. Pursuant to the LLC Agreement, Carbon acquired a 17.813% interest in Carbon California LLC represented by Class B Units and will be the sole manager of Carbon California LLC. The Class B Units were acquired for no cash consideration. In connection with its role as the sole manager of Carbon California LLC, a portion of the Company’s general and administrative expenses will be allocated to and paid by Carbon California LLC. The negotiation and diligence of the oil and gas acquisitions described below was led by the Company and at the closing of the acquisitions, the Company was reimbursed $500,000 for its time and expenditures related to such efforts.

On February 15, 2017, Carbon California LLC (i) issued and sold Class A Units to two institutional investors for an aggregate cash consideration of $22 million, (ii) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with two institutional investors for the issuance and sale of up to $25 million of Senior Secured Revolving Notes (the “Senior Revolving Notes”) due February 15, 2022 and (iii) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with one institutional investor for the issuance and sale of $10 million of Senior Subordinated Notes (the “Subordinated Notes”) due February 15, 2024. The closing of the Note Purchase Agreement and the Securities Purchase Agreement on February 15, 2017, resulted in the sale and issuance by Carbon California LLC of (xi) Senior Revolving Notes in the principal amount of $10 million and (xii) Subordinated Notes in the original principal amount of $10 million. The maximum principal amount available under the Senior Revolving Notes is based upon the borrowing base attributable to Carbon California LLC’s proved oil and gas reserves which is to be determined at least semi-annually. The current borrowing base is $15,000,000.

The $42 million in gross proceeds from the issuance of Class A Units, Senior Secured Notes and Subordinated Notes (collectively, the “Offering Transactions”) is before the reimbursement of certain expenses and legal fees incurred by the institutional investors who purchased the Class A Units, Senior Secured Notes and Subordinated Notes, as well as other fees and expenses incurred by the Company in connection with the transactions.

Net proceeds from the Offering Transactions have been used by Carbon California LLC to complete the acquisitions of certain oil and gas assets in the Ventura Basin of California from three entities, which acquisitions also closed on February 15, 2017. The remainder of the net proceeds will be used to fund field development projects and to fund future complementary acquisitions and for general working capital purposes of Carbon California LLC.

On February 21, 2017, the Company issued a press release concerning certain events relating to this Item 1.01. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

In connection with the Company entering into the LLC Agreement described above and Carbon California LLC engaging in the transactions also described above, the Company issued to an affiliate of one of the institutional investors which purchased Class A Units of Carbon California LLC (which is also an affiliate of the Company’s largest stockholders), a warrant to purchase shares of the Company’s Common Stock at an exercise price of $0.36 per share (the “Warrant”). The exercise price for the Warrant is payable exclusively with Class A Units of Carbon California LLC and the number of shares of the Company Common Stock for which the Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of the Warrantholder’s Class A Units of Carbon California LLC by (b) the exercise price. The Warrant has a term of seven years and includes certain standard registration rights with respect to the shares of the Company’s Common Stock issuable upon exercise of the Warrant. If exercised, the Warrant provides to the Company an opportunity to increase its ownership stake in Carbon California LLC without requiring the payment of cash. As of the date hereof, the Warrant is exercisable for an aggregate of 30,555,556 shares of the Company’s Common Stock.

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Item 3.02 - Unregistered Sales of Equity Securities

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 1.01 of this report is incorporated herein by reference. The Warrant was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits:

Exhibit No.	Description

4.1*	Form of Warrant to Purchase Common Stock
99.1*	Press Release dated February 21, 2017

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

February 21, 2017	CARBON NATURAL GAS COMPANY

/s/ Patrick R. McDonald
Patrick R. McDonald, Chief Executive Officer

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